Exhibit 10.7


                         Atlantic Liberty Savings, F. A.
                     Executive Incentive Bonus Plan for 2002

                         Executive Incentive Bonus Plan


I.       Purpose

         1. To establish a competitive compensation program designed to retain current Executive Officers and attract new Executive talent.

         2. To provide significant financial incentives to participants for achieving corporate and individual performance objectives, consistent with the long range business plan of the bank, established by the Board of Directors.

II.      Administration

         The Plan shall be administered by the Executive Committee of the Board of Directors (the Plan Administrator), who may make such rules and establish such procedures for the administration of the Plan as it deems appropriate to carry out the purpose of the Plan. The interpretation and application of any rule or procedure, and any other matter relating to or necessary for the administration of the Plan shall be made by the Plan Administrator in its sole discretion and any such determination shall be final and binding on all parties.

III.     Plan Objectives

         1. Atlantic Liberty operates in the highly competitive banking and financial environment of New York City, and specifically Brooklyn Heights. The extremely small size of Atlantic Liberty only serves to exaggerate the competitive disadvantages needed to be overcome to operate successfully. Attracting and retaining Executive talent is essential to competing successfully and is a major objective of the Board. However, the cost of competing for Executive talent in the New York City market on the bases of base salary would be prohibitive for the bank. Therefore, the Board has adopted this Incentive Bonus Program, which essentially pays for itself by allocating a percentage of income added to the bank's base income to the Bonus Pool. Under the Plan, the bank's base salary structure will be controlled while the Incentive Plan will provide sufficient compensation to be competitive in our market.

         2. The Plan is also designed to coordinate the strategic and operating plans of the bank with its overall compensation policy and administration. Thus, Incentive Compensation will depend upon the achievement of the bank's long range objectives and operating plans. The annual planning process will be the vehicle through which the Plan Administrator will set incentive criteria and establish weightings for each criteria.

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IV.      Plan Participants

         The Plan is focused on providing incentives to those Executives whose job performance influences the performance of the bank. The Plan Administrator, on recommendations from the Board of Directors, and management, determines which executives will participate in the Plan, referred to as "Plan Participants." This determination will be made each year in conjunction with the annual planning process.

V.       Description of the Incentive Plan

         1. Criteria

                  a) Each year, as part of the planning process, the Plan Administrator will establish bank performance and individual performance criteria designed to increase the profitability of the bank. In general, bank performance criteria will reflect objective measurements of profitability and efficiency while individual performance criteria will reflect the Executive's ability to accomplish goals in a manner consistent with the bank's management philosophy. Individual performance criteria will involve a more subjective evaluation of the participants' accomplishments.

                  b) The Plan Administrator shall review its criteria quarterly and may modify criteria in the event of major unforeseen changes in the business environment.

         2. Weighting

                  The Plan Administrator assigns a weighting to bank and individual performance criteria depending upon the bank's strategic goals for the period involved. Each criteria within the bank performance and individual performance criteria will likewise be weighted. The weightings determine the amount of bonus payments that will be potentially available from the Bonus Pool for achieving objectives. Weighting will vary depending on the participant's ability to influence overall bank profitability.

         3. Bonus Pool

                  a) Each year a bonus pool will be established that will approximate 5% of the base salary of the participants plus 40% of income exceeding core income (defined as net income before non-recurring income and expense) of the "base year", as projected in the bank's Business Plan for the period.

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                           This  Pool  will  be  known  as  the  "Target  Pool",
                           representing the amount of bonus awards available for
                           achieving   the  goals  called  for  by   performance
                           criteria.

                  b) The Plan Administrator, pursuant to section VI, will set a threshold, or minimum achievement by participants, which must be met before any bonus payments are awarded. This will be known as the "Threshold Pool" and will, in general, not be less than 50% of the Target Pool.

                  c) As core income exceeds the amount as projected in the Business Plan, 45% of that income will be added to the "Target Pool" to fund the High Performance Bonus Pool up to 150% of the Target Pool. Payouts under these goals will, in effect, be capped by the Plan Administrator.

                  d) Thereafter, 50% of income exceeding the requirements for the High Performance Pool will fund the Extraordinary Performance Pool, which will not be capped.

         4. Participants' Interest

                  a) The Plan Administrator shall establish the level of interest each participant has in the Bonus Pool. That interest will reflect the participants' ability to affect the overall performance of the bank.

                  b) The Plan Administrator shall allocate awards each quarter to each participant, and that amount shall be credited to the participants' annual bonus award.

                  c) Plan participants will normally receive their awards within 30 days from the time the Plan Administrator is reasonably sure of the planning period's results.

VI.      Annual Bonus Plan Exhibit


         Each  year,  the Plan  Administrator  shall  append  to this  policy an exhibit identifying (a) Plan participants for the period and their respective interest in the Bonus Pool; (b) bank and individual performance criteria for the period and their respective weightings;
         (c) the various amounts of the funds available for the Threshold, Target, High Performance and Extraordinary Performance Bonus Pools; and
         (d) the "base year."

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VII.     Participants' Right to an Award

         1. Plan participants employed by the institution throughout the Plan year and at the end of the Plan year will have a vested right to receive any incentive awards due them based on the performance results of that year.

         2. Participants who die, become disabled, or retire before the payment date will be eligible for a pro rata incentive award based on the months they worked during the year, from the first month of eligibility in the Plan to the date of death, disability, or retirement. In the case of death, the payment will be made to the estate.

         3. Participants who voluntarily terminate employment with the institution prior to the payment date will be ineligible for an incentive payment. However, with the recommendations of the President, the Plan Administrator may make a discretionary pro rata payment to the terminated employee.

         4. Participants who join the institution during the Plan year, on the recommendations of the President, may be awarded pro rata incentive awards at the discretion of the Plan Administrator.

VIII.    The Plan is Effective as of January 1, 2000

         This plan has been duly approved by the Executive Committee of the Board of Directors on December 5, 2000.



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                                    EXHIBIT A

Pursuant to section VI of the Executive Incentive Bonus Plan, the Plan Administrator submits the following information for the period January 1, 2002 to December 31, 2002:

         I. Plan Participants and Interest

            President- Barry M. Donohue - 55% Bank, 45% Individual Executive Vice President-William M. Gilfillan - 45% Bank, 55% Individual

II.      Performance Criteria

         1. Bank Performance

                  a)       ROAA
                           Maintain ROAA of 70bp while increasing core income to
                                    $945,000.

                  b)       Technology
                           Implementnew computer system in seamless fashion and within financial parameters approved by the board.

                  c)       Loan Portfolio
                           Initiate $25 million in new loans while maintaining 60% ARM portfolio.

                  d)       Fee Income
                           Continue  to   capitalize  on  Liberty  Gold  program
                           initiative   and   return   investment   program   to
                           profitability.

                  e)       Interest Rate Risk
                           Maintain an OTS interest rate sensitivity profile similar to year-end 2001.

         2.       Individual Performance

                  Lending

                  a) Target mixed use and commercial niches for 15% of loan production.

                  b) Develop a home equity loan product line and target $500,000 in new lines of credit.

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                  Savings

                  a) Establish sales targets of $1 to $1.5 million at branch investment center.

                  b)       Improve  and  expand  the   cross-selling   incentive
                           program for branch employees, adding other employees where appropriate.

                  Operations

                  a)       Develop   Internet   capabilities   for   interactive
                           transactions,   especially  a  loan  application  and
                           balance inquiries.

                  b) Staff bank with qualified and motivated employees and continue to improve training efforts especially in the compliance area.

                  Investments

                  a)       Enhance bank earnings through new investment vehicles
                           with   particular   attention   to  bank  owned  life
                           insurance programs {BOLI}.

                  b) Fund any savings out-flow with funding capable of maintaining a 70bp ROAA.

III.     Weightings

         1. Bank performance criteria will account for 70% of the Bonus Pool awards with each criteria having the following weight (a) 30%, (b) 20%, (c) 20%, (d) 20%, and (e) 10%.

         2. Individual performance criteria will account for 30% of the Bonus Pool awards with the criteria for each bank department weighted 20%, and an additional 20% discretionary weight.

IV.      The Following Bonus Pool amounts have been established for 2002:

                  Threshold Pool                       $132,000
                  Target Pool                          $176,000
                  High Performance Pool                $264,000
                  Extraordinary Performance Pool     go for it!